Exhibit 99.1

news release

For Immediate Release

Contact:

Jean Suzuki

Investor Relations

(650) 454-2648

jean.suzuki@facetbiotech.com

FACET BIOTECH ANNOUNCES TWO PRESENTATIONS AT AMERICAN ACADEMY OF NEUROLOGY ANNUAL MEETING

Redwood City, Calif., April 5, 2010 — Facet Biotech Corporation (Nasdaq: FACT) today announced that data for the company’s daclizumab development program will be presented at the American Academy of Neurology (AAN) 62nd Annual Meeting taking place in Toronto, Ontario, Canada, at the Metro Toronto Convention Centre, April 10 - 17, 2010. The AAN Annual Meeting is the world’s largest gathering of neurologists with more than 2,300 scientific research presentations.

One poster (abstract P04.214) investigates changes in a subset of natural killer cells, called CD56bright NK cells, which may help regulate the immune system during daclizumab treatment. The second poster (abstract P04.193) explores the effect daclizumab appears to have on the balance of regulatory and activated T cells in patients with MS.

Daclizumab is a humanized monoclonal antibody that binds to the high affinity IL-2 receptor and selectively inhibits this receptor on activated T cells. A subcutaneous formulation of daclizumab intended for monthly administration is currently being investigated in a registrational trial in patients with relapsing and remitting multiple sclerosis (MS) and is expected to enter phase 3 clinical testing in the second quarter of this year. Daclizumab is being developed in collaboration with Biogen Idec.

Poster Presentations

Abstract: P04.214

Title: Prediction and Characterization of CD56bright NK Cell Expansion During Daclizumab Treatment for Multiple Sclerosis

When: Wednesday, April 14, 2010 from 3:00 - 7:30 p.m. ET

Where: Poster Session IV: Multiple Sclerosis and Related Diseases: Drug Mechanisms I

Abstract: P04.193

Title: Changes in Circulating Tregs Parallel Reductions in Activated T Cells During Daclizumab Treatment of MS

When: Wednesday, April 14, 2010 from 3:00 - 7:30 p.m. ET

Where: Poster Session IV: Multiple Sclerosis and Related Diseases: Drug Mechanisms I

The AAN 2010 program and abstracts are available online and can be accessed at: http://www.abstracts2view.com/aan/.

About Facet Biotech

Facet Biotech is a biotechnology company dedicated to advancing its pipeline of five clinical-stage products focused in multiple sclerosis and oncology, leveraging its research and development capabilities to identify and develop new oncology drugs and applying its proprietary next-generation protein engineering technologies to potentially improve the clinical performance of protein therapeutics. For additional information about the company, please visit www.facetbiotech.com.

Forward-looking Statements

This press release contains forward-looking statements, including regarding Facet Biotech’s expected initiation of the DECIDE phase 3 trial of daclizumab in MS in the second quarter of 2010. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. For example, the development of daclizumab and the initiation of the DECIDE phase 3 trial could be adversely impacted by changes in Facet Biotech’s development plans or timelines, including because of unexpected safety or efficacy data observed during clinical trials, changes in expected competition and changes in regulatory support for the path towards registration. The results observed to date in clinical trials of daclizumab may not be predictive of results that may be obtained in the additional evaluations and studies that would be necessary to demonstrate daclizumab to be effective as a treatment for patients with multiple sclerosis with an acceptable safety profile. Other factors that may cause Facet Biotech’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in Facet Biotech’s filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” sections of the Company’s periodic reports on Form 10-K and Form 10-Q filed with the SEC. Copies of Facet Biotech’s filings with the SEC may be obtained at the “Investors” section of Facet Biotech’s website at www.facetbiotech.com. Facet Biotech expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Facet Biotech’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

NOTE: Facet Biotech and the Facet Biotech logo are considered trademarks of Facet Biotech Corporation.

Additional Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of Facet Biotech common stock. A solicitation and offer to buy Facet Biotech common stock will only be made pursuant to the tender offer statement (including the offer to purchase, letter of transmittal and related tender offer documents) which was initially filed by Abbott Laboratories with the SEC on March 23, 2010. The tender offer is scheduled to expire at 12:00 midnight, New York City time, on Monday, April 19, 2010 (the end of the day on Monday), unless extended.  Facet Biotech initially filed a Solicitation/Recommendation Statement on Schedule 14D-9 in connection with the tender offer with the SEC on March 23, 2010.   Stockholders of Facet Biotech are strongly advised to read the tender offer statement and the related solicitation/recommendation statement and any amendments or supplements thereto and any other documents relating to the tender offer that are filed with the SEC because they will contain important information that stockholders should consider before making any decision regarding tendering their shares of Facet Biotech common stock. The tender offer statement and certain other offer documents, as well as the solicitation/recommendation statement, will be made available to all stockholders of Facet Biotech at no expense to them through the web site maintained by the SEC at www.sec.gov. Stockholders can also obtain free copies of the documents filed with the SEC by Abbott Laboratories at www.abbott.com and those filed by Facet Biotech at www.facetbiotech.com.